                                                                      EXHIBIT 12

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


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
                                                                                          NINE MONTHS
                                                   YEARS ENDED DECEMBER 31,                  ENDED
                                          -------------------------------------------    SEPTEMBER 30,
                                           1994      1993     1992     1991     1990         1995
                                          ------    ------    -----    -----    -----    -------------
Earnings:
  Income from continuing operations
     before income taxes...............   $179.1    $244.9    $53.1    $23.8    $35.8       $ 224.0
  Add:
     Interest expense -- net...........     21.1       9.4     17.4     26.1     19.4          28.9
     Rental expense representative of
       interest factor.................      4.9       3.4      3.6      3.8      1.1           5.0
     Preferred dividends of
       subsidiaries....................       --        --       --       --       --           5.4
     Other.............................       .8      (1.0)    (5.7)     (.1)    (2.0)           .5
                                          ------    ------    -----    -----    -----       -------
          Total earnings as adjusted
            plus fixed charges.........   $205.9    $256.7    $68.4    $53.6    $54.3       $ 263.8
                                          ======    ======    =====    =====    =====       =======
Fixed charges:
  Interest expense -- net..............   $ 21.1    $  9.4    $17.4    $26.1    $19.4       $  28.9
  Capitalized interest.................      4.7       5.4      2.9      3.5      1.5           7.4
  Rental expense representative of
     interest factor...................      4.9       3.4      3.6      3.8      1.1           5.0
  Pretax effect of preferred dividends
     of subsidiaries...................       --        --       --       --       --           8.0
                                          ------    ------    -----    -----    -----       -------
          Total fixed charges..........   $ 30.7    $ 18.2    $23.9    $33.4    $22.0       $  49.3
                                          ======    ======    =====    =====    =====       =======
Ratio of earnings to fixed charges.....     6.71     14.10     2.86     1.60     2.47          5.35
                                          ======    ======    =====    =====    =====       =======
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